EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to 364,660 shares of Common Stock, $0.01 par value, for future issuance upon exercise of stock options granted, and 97,166 restricted shares of such Common Stock issued, as an employment inducement pursuant to the First Amended and Restated Employment Agreement, dated August 28, 2006, by and between Equity One, Inc. and Jeffrey S. Olson, and a total of 3,000,000 additional shares of Common Stock, issuable pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan, for which Equity One, Inc. previously filed Registration Statements on Form S-8 (File No. 333-99577 and File No. 333-118347) of our reports dated February 21, 2008, with respect to the consolidated financial statements and schedules of Equity One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Equity One, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
May 2, 2008